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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of the 1st day of January, 1992, by and between PENNSYLVANIA PRESSED METALS, INC., a Pennsylvania Corporation (the "Company"), and DONALD L. LEVAULT ("Executive");

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to serve the Company, pursuant to the terms and provisions of this Agreement;

                  NOW, THEREFORE, the Company and Executive, in consideration of the premises, agreements and covenants contained herein and other good and valuable consideration had and received, the receipt and sufficiency of which are hereby confirmed, hereby agree as follows:

Section 1. EMPLOYMENT.

                  1.1 TERM OF EMPLOYMENT. The Company shall employ Executive, and Executive shall serve the Company, for a period commencing on the date of this Agreement and continuing for one year from such commencement date unless sooner terminated pursuant to the provisions of Section 4 of this Agreement. Commencing on the first anniversary of the commencement date, and on each anniversary date thereafter, the term of employment shall be extended automatically for an additional one-year period unless sooner terminated pursuant to the provisions of Section 4 of this Agreement or unless the Company or Executive, not less than 60 days prior to any such anniversary date, elects that such automatic extension no longer be effective and so notifies the other



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party. The period described in this Section 1.1, including such extensions and renewals, shall be defined as the "Term of Employment."

                  1.2 POSITION, DUTIES, RESPONSIBILITIES AND AUTHORITY. (a) During the Term of Employment, Executive shall be employed in an executive capacity, with the title of "President and Chief Executive Officer" or such other title as may be specified by the Board of Directors of the Company (the "Board") (but such office and position shall be consistent with the title set forth above), and shall report to the Board of Directors of the Company.

                  (b) During the Term of Employment, Executive shall assume and perform all reasonable executive and managerial responsibilities and duties as the Board shall assign, which duties and responsibilities shall be consistent with the position of President and Chief Executive Officer.

                  (c) During the Term of Employment, Executive shall devote substantially all of his time during normal business hours to the business and affairs of the Company.

                  1.3 COMPENSATION. During the Term of Employment, as compensation for the services to be rendered during such period and the other obligations undertaken by Executive under this Agreement, Executive shall be entitled to the following compensation:

                  (a) BASE SALARY. During the Term of Employment, Executive shall receive a base salary at an annual rate equal to $150,000 ("Base Salary"). Executive's Base Salary shall be payable in accordance with the Company's normal procedures for compensating its employees.


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                    (b) INCENTIVE COMPENSATION.

                    (i) In addition to his Base Salary, for each fiscal year during the Term of Employment, Executive shall be eligible to receive a bonus in an amount up to 50 percent of his Base Salary for such fiscal year based upon his achievement of certain performance objectives set by the Board in January of such fiscal year relating principally to the generation of earnings and the reduction of debt of the Company (the "Incentive Compensation").

                    (ii) The Incentive Compensation for each fiscal year shall be payable on or before the 30th day subsequent to the receipt of the Company's audited financial statements relating to such fiscal year.

                    (c) BENEFITS AND PERQUISITES. During the Term of Employment, the Company shall provide Executive with the following employee benefits and perquisites:

                    (i) Executive shall be entitled to participate in all Company employee health, accident and other benefit plans or programs from time to time in effect for senior executives of the Company and shall be entitled to such holidays, sick leave and other time off as meet the policies of the Company;

                    (ii) Executive shall be entitled to an executive life insurance benefit;

                    (iii) Executive shall be entitled to three weeks of vacation during each fiscal year of the Company. In scheduling his vacation, Executive shall give due regard to the reasonable needs of the Company;

                    (iv) The Company shall provide Executive with a new leased automobile similar to the automobile currently provided by the Company to


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          Executive and shall cover all reasonable expenses relating to such automobile, including insurance and maintenance; and

                    (v) all other reasonable and documented out-of-pocket expenses incurred by Executive on behalf of the Company in the ordinary and normal course of business shall be reimbursed by the Company in accordance with the Company's normal procedures for expense reimbursement.

                    (d) SEVERANCE PAY. Executive shall be paid severance pay in the following circumstances and amounts:

                    (i) In the event that the employment of Executive is terminated pursuant to Sections 4.1(d) of this Agreement during the first three years of the Term of Employment, Executive shall be paid the following severance pay: (A) 18 months' Base Salary from the date of such termination, payable in accordance with the Company's normal procedures for compensating its employees; and (B) accrued Incentive Compensation earned up to the date of such termination, payable on or before the 60th day subsequent to such termination.

                    (ii) In the event that the employment of Executive is terminated pursuant to Section 4.1(d) of this Agreement after the first three years of the Term of Employment, Executive shall be paid the following severance pay: (A) the number of months' Base Salary from the date of such termination through the end of December in the year in which the employment of Executive is terminated (a partial month shall be considered to be a full month for purposes of this
          Section 1.3(d)(ii), payable in accordance with the


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          Company's personnel procedures for compensating its employees; and (B)
          accrued Incentive Compensation earned up to the date of such termination, payable on or before the 60th day subsequent to such termination.

                    (iii) Notwithstanding the foregoing, Executive's right to receive any severance pay under this Section 1.3(d) shall terminate upon a breach by Executive of Sections 2 or 3 of this Agreement.

Section 2.  CONFIDENTIALITY.

                  Executive acknowledges that by reason of the nature of Executive's duties, Executive will or may have access to and become informed of confidential and secret information which is a competitive asset of the Company ("Confidential Information"), including, without limitation, (a) customer information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc.; (b) certain prospective customer information, mailing lists, etc.; (c) product and systems specifications, schematics, designs, concepts for new or improved products and other product or systems data; (d) product and material costs; (e) product and parts suppliers' and prospective suppliers' names, addresses and contracts; (f) new and future product and systems development and planning data; (g) future corporate planning data; (h) production and packaging methods and equipment; (i) marketing strategies; (j) the Company's financial results and business condition; and (k) any of the foregoing which belong to any other person or company but to which Executive has had access by reason of his employment with the Company (including, without limitation, information which is delivered to the Company in confidence by persons or companies for whom the Company is performing services). Executive agrees faithfully to keep in strict confidence,


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and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of Executive's duties hereunder and as may be required under law) any such Confidential Information. Executive acknowledges that all sales manuals, instruction books, catalogs, price lists, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, schematics, engineering and technical notes and drafts, mechanical drawings, blueprints and other engineering, mechanical or technical documentation (whether in draft or final form), and other sales or technical information and aids relating to the Company's business, and any and all other documents containing Confidential Information furnished to Executive by the Company or otherwise acquired or developed by Executive shall at all times be the property of the Company. Upon termination of Executive's employment, Executive shall return to the Company any such property or documents which are in Executive's possession, custody or control, but Executive's obligation of confidentiality shall survive such termination of employment until and unless any such Confidential
Information shall have become, through no fault of Executive, generally known to the trade. Executive's obligations under this Section 2 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under general legal or equitable principles.

Section 3.  NON-COMPETITION.

                  3.1 COVENANT NOT TO COMPETE. Executive acknowledges that during the Term of Employment, Executive's access to the Confidential Information will enable Executive to benefit from the Company's goodwill and know-how. Executive further acknowledges that it would be inherent in the performance of Executive's duties as a


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shareholder, director, officer, employee, agent or consultant of any company which competes with the company, or which intends to or may compete with the Company, to disclose or use the Confidential Information, and the Company's goodwill and know-how, to or for the benefit of such other company. To protect these vital interests of the Company, Executive agrees that during the Term of Employment and for a period of one year following the termination of such employment, regardless of whether such termination is voluntary or involuntary, Executive will not, without the prior written consent of the Company as set forth in Section 3.2(b) of this Agreement, directly or indirectly, as a shareholder, director, officer, employee, agent or consultant, (a) invest or engage in any business which is competitive with that of the Company or accept employment with or render services to a competitor of the Company or take any action inconsistent with the fiduciary relationship of an employee to the Company; (b) solicit sales of, or sell or deliver, any product or system of the kind and character manufactured, sold or distributed by the Company to any person, firm or corporation called upon or served by Executive on behalf of the Company during the period of Executive's employment with the Company; (c) solicit or attempt to solicit in competition with the business of the Company or seek to divert from the Company the business or patronage of any person, firm or corporation with whom Executive has had business relations on the Company's behalf; or (d) engage, suggest or assist in or influence the engagement or hiring by any competing organization of any salesman, distributor, contractor, employee or source of the Company, or otherwise cause or encourage any person, firm or corporation having a business relationship with the Company to sever such relationship with the Company. Executive further agrees that this covenant not to compete applies whether Executive acts as an


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individual for his own account, or as a partner, employee, agent, salesman, distributor, consultant or representative of any person, firm or corporation. The restriction contained in this Section 3 as it relates to the period following the Term of Employment shall be limited to the United States, and no business shall be considered competitive with the Company unless the Company was actually and actively engaged in such business or had definitive plans known to Executive to enter such business at the time of Executive's termination of employment.

                  3.2 EXCEPTIONS. Nothing herein shall be interpreted to prohibit Executive from acquiring, for investment purposes, securities of a corporation that may compete with the Company, provided such securities are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of the National Association of Securities Dealers or similar organization, and provided further that the securities acquired by Executive comprise less than five percent of the total outstanding voting securities of such corporation.

Section 4. TERMINATION; OBLIGATIONS.

                  4.1 TERMINATION. Notwithstanding anything to the contrary contained in Section 1.1 of this Agreement, the employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

                  (a) the death of Executive;

                  (b) the disability of Executive, which in the judgment of the Company, after having had consultation with medical experts in the applicable field, will render Executive incapable of performing his duties under this Agreement for a period of six months. For purposes of determining the disability of Executive under this Section 4.1(b),


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Executive hereby consents to be examined by physicians chosen by the Company and agrees to provide such physicians access to Executive's prior medical records relevant to such determination;

                    (c) the delivery of written notice at any time by the Company to the Executive stating that Executive is being terminated for "Cause", with such written notice setting forth such "Cause" in reasonable detail. For purposes of this Agreement, the term "Cause" shall mean:

                    (i) intentional theft or embezzlement from the Company or committing fraud against the Company;

                    (ii) attempting to obtain personal gain, profit or enrichment at the expense of the Company or from any transaction in which Executive has an interest which is adverse to the interest of the Company, unless expressly permitted by this Agreement or unless Executive shall have obtained the prior written consent of the Board;

                    (iii) intentionally damaging a material item or portion of the property of the Company;

                    (iv) becoming an alcoholic or drug addict, being convicted of a felony or being adjudicated a bankrupt; or

                    (v) committing (for reasons other than disability or death) any material breach of this Agreement, provided such material breach continues for a period of 30 days after the Company shall have notified Executive in writing of such material breach; or

                    (d) the delivery of written notice by the Company to the Executive.


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                    4.2 CONTINUANCE OF OBLIGATIONS.

                    (a) In the event that Executive is terminated pursuant to paragraphs (a), (b) or (c) of Section 4.1 of this Agreement, the Company shall have no further obligation to Executive except to pay Executive (or his estate in the case of death) his Base Salary and accrued Incentive Compensation and other benefits provided herein as he may be entitled to receive up to the time of termination (or in the case of death through the end of the month in which death occurs), including payment for any accrued but unused vacation. The amount of the accrued Incentive Compensation shall be calculated in accordance with
Section 1.3(b) of this Agreement and shall be payable on or before the 60th day subsequent to the death of Executive.

                    (b) In the event that the employment of Executive is terminated pursuant to paragraph (d) of Section 4.1 of this Agreement, the Company shall pay Executive severance pay as set forth in Section 1.3(d) of this Agreement.

                    (c) Upon expiration of the Term of Employment, Executive shall have no further obligation to the Company except that:

                    (i) Executive shall continue to be bound by the provisions of Sections 2 and 3 of this Agreement, and

                    (ii) following termination pursuant to Section 4.1(c) of the Agreement, Executive shall remain liable to the Company for any damages caused by the conduct described therein, except with respect to damages for which Executive would not be liable to the Company under applicable provisions of the Pennsylvania 1988 Business Corporation Law or the Certificate of Incorporation or Bylaws of the Company, and shall continue to cooperate


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          with the Company without charge to the Company (but subject to reimbursement by the Company of any out-of-pocket costs incurred by Executive in the course of such cooperation) as to matters within Executive's personal knowledge.

Section 5.  REMEDY.

                    In the event of any violation of the provisions of Sections 2 and 3 of this Agreement by Executive, the parties hereby recognize and acknowledge that a remedy at law will be inadequate and the Company may suffer irreparable injury. Accordingly, Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company's rights under such Sections. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity.

Section 6. MISCELLANEOUS.

                    6.1 AMENDMENT. This Agreement may be amended only by a writing executed by the parties to this Agreement.

                    6.2 ENTIRE AGREEMENT. This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties to this Agreement regarding the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.

                    6.3 NOTICES. Any notice, request, consent and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within one day after


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being sent by recognized overnight delivery service, or (c) within 5 days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.

                           If to the Company:

                                    Pennsylvania Pressed Metals, Inc.
                                    Cameron Road
                                    Emporium, Pennsylvania  15834

                           If to Executive:

                                    Donald L. LeVault
                                    943 Bille Road
                                    St. Mary's, Pennsylvania  15857

Any party by written notice to the other party may change the address or the persons to whom notices or copies thereof shall be directed.

                    6.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, representatives and assigns of each party to this Agreement, but no rights, obligations or liabilities of Executive under this Agreement shall be assignable without the prior written consent of the Company.

                    6.5 GOVERNING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without regard to principles of conflicts of law.

                    6.6 SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the parties to this Agreement that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which


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enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective and unenforceable provision; PROVIDED, HOWEVER, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

                    6.7 WAIVERS. Any waiver by any party or any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

                    6.8 HEADINGS. The headings in this Agreement are solely for convenience and shall not be given any effect in the construction or interpretation of this Agreement.

                    6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

                    6.10 THIRD PARTIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and Executive any rights or remedies under, or by reason of, this Agreement.

                    6.11 WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.


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                    IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has duly executed and delivered this Agreement, as of the date first written above.

                                   PENNSYLVANIA PRESSED METALS, INC.

                                   By /s/ Greg Heitzenrater
                                     --------------------------------------
                                      Greg Heitzenrater
                                      Assistant Secretary

                                                                "COMPANY"

                                     /s/ Donald L. Levault
                                     --------------------------------------
                                      Donald L. LeVault

                                                                "EXECUTIVE"


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                                                  February 16, 1994



Mr. Donald LeVault                                                 CONFIDENTIAL
Pennsylvania Pressed Metals, Inc.
P. O. Box 271 Cameron Road
Emporium, PA  15834

Dear Don:

                  It is with pleasure that I am confirming the actions approved by the Board of Directors today regarding your compensation and employment contract.

                  We have approved the increase in your base salary from $157,000 to $167,000 per annum. In addition, we approved the payment of a $100,000 bonus for your 1993 performance and unanimously voted to extend your employment contract to April 30, 1997.

                  The above is a good representation of how favorably you are viewed by the Board. Congratulations on a great '93, and let's go after an even stronger '94.

                                                Sincerely,

                                                Joseph W. Carreras
                                                Chairman

JWC:gs